Exhibit 10.3
AMENDMENT NO. 1 TO EXECUTIVE EMPLOYMENT AGREEMENT
This Amendment No. 1 to Executive Employment Agreement, is made as of May 7, 2015 (this “Amendment”), by and among Gran Tierra Energy Inc., a Nevada corporation (“Gran Tierra”), Gran Tierra Energy Canada ULC, an Alberta corporation (“GTE ULC”) (Gran Tierra and GTE ULC are collectively referred to herein as the “Company”) and James Rozon, a citizen of Canada with a residence in City of Calgary in the Province of Alberta (the “Executive”). The Company and Executive are each sometimes referred to herein as a “Party” and collectively as the “Parties.”
W I T N E S S E T H :
WHEREAS, the Parties are party to an Executive Employment Agreement, dated as of May 3, 2012 (the “Employment Agreement”);
WHEREAS, the Parties now desire to amend the Employment Agreement as set forth herein; and
WHEREAS, pursuant to Article 11 of the Employment Agreement, the Employment Agreement may be amended by execution of an instrument in writing signed by the Parties.
NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows (capitalized terms used but not defined herein shall have the meaning set forth in the Employment Agreement):

1.	Amendment of Article 1, Section 1.3. Article 1—Duties and Responsibilities—Reassignment, of the Employment Agreement is hereby amended to add to the end of such section the following sentence:
The foregoing notwithstanding, the Company shall be entitled to change the Executive’s duties and responsibilities within the first month following the date of this Amendment without breach of this Agreement; provided, however, that the right of the Company to so change the Executive’s duties and responsibilities shall not prevent the Executive from being able to terminate his employment with the Company for Good Reason.

2.	Amendment of Article 2. Article 2—Base Salary, of the Employment Agreement is hereby amended by amending and restating the first sentence thereto to read in its entirety as follows:
The Executive will be paid an annual salary in the amount to be determined by the Board or the Compensation Committee thereof, in an amount not less than the Executive’s base salary in effect immediately prior to the entering into of this Amendment, in Canadian currency, subject to applicable statutory deductions (the “Base Salary”).

3.	Amendment of Article 3. Article 3—Bonus, of the Employment Agreement is hereby amended and restated to read in its entirety as follows:
ARTICLE 3
BONUSES AND EQUITY AWARDS
3.1 Bonus Eligibility
The Executive shall be eligible to receive an annual bonus payment in addition to Base Salary and other compensation for each year of the Executive's employment (the "Bonus") as determined by the Company from time to time, the annual bonus target of which shall not be less than the Executive’s annual bonus target on the date of this Amendment.

3.2 Bonus Payment
The Bonus shall be payable within sixty (60) days of the end of the fiscal year, and will be based upon the Executive’s performance during the preceding year.
3.3 Vesting of Equity Awards
The vesting of all stock options and restricted stock units held by the Executive to acquire common stock of Gran Tierra then outstanding shall accelerate in full on the earlier to occur, if any, of (A) the date one year from the date of this Amendment, provided the Executive has been in continuous employment with the Company through such date, (B) the date the Company terminates the Executive’s employment with the Company, or (C) the date the Executive terminates his employment with the Company for Good Reason (as defined in Schedule A hereto).
3.4  Post-termination Exercise Periods of Equity Awards
Subject to approval of the Toronto Stock Exchange, upon termination of the Executive’s employment with the Company, the post-termination exercise period of all stock options held by the Executive to acquire common stock of Gran Tierra shall be the earlier of (i) one year from the date of termination of the Executive’s Continuous Service (which term shall have the meaning ascribed to it in the 2007 Gran Tierra Energy Equity Incentive Plan), and (ii) the original expiration date of the term of the stock option being exercised. The Company shall in good faith use commercially reasonable efforts to obtain such approval from the Toronto Stock Exchange as soon as reasonably practicable following the execution of this Amendment.

4.	Amendment of Article 8. Article 8—Termination of Employment, is hereby amended and restated to read in its entirety as follows:
ARTICLE 8
TERMINATION OF EMPLOYMENT
8.1 Termination of Employment
This Agreement and the Executive's employment with the Company may be terminated, by the Company with or without cause and without the Company being obligated to provide the Executive with advance notice of termination or pay in lieu of such notice, by the Executive, for any reason or for no reason, without the Executive being obligated to provide the Company with advance notice of termination, whether under contract, statute, common law or otherwise. Upon termination of the Executive’s employment with the Company, whether by the Company, by the Executive (including, without limitation, termination for Good Reason) or by death or permanent disability of the Executive, the Company shall provide the Executive a separation package (the "Separation Package") equal to the greater of (A) 1.5 times Base Salary and Bonus paid and payable to the Executive during the twelve (12) month period prior to such termination, and (B) CDN$726,750. The Severance Package is in addition to the benefits provided to the Executive in Article 3. The Separation Package shall be payable in a lump sum within thirty (30) days of termination.

5.	Miscellaneous.

a.
Except as specifically provided for in this Amendment, the terms of the Employment Agreement shall be unmodified and shall remain in full force and effect. In the event that any provision of this Amendment and the Agreement conflict, the provision of this Amendment shall govern.

b.	This Amendment will be effective upon the execution by the Parties.

c.
This Amendment may be executed in counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. This Amendment shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

IN WITNESS WHEREOF the Parties have executed this Amendment as of the last date set forth below, with an effective date as of May 7, 2015.

GRAN TIERRA ENERGY INC., a Nevada corporation By: /s/ David Hardy Name: David Hardy Title: Vice President, Legal & General Counsel Date: May 7, 2015	/s/ James Rozon JAMES ROZON Date: May 7, 2015
GRAN TIERRA ENERGY CANADA ULC, an Alberta corporation By: Duncan Nightingale Name: Duncan Nightingale Title: President Date: May 8, 2015

Schedule A – Definitions

"Cause" is defined as any of the following:
(a) participation in a fraud or dishonesty against the Company;
(b) participation in an act of dishonesty against the Company intended to result in your personal enrichment;
(c) the intentional making by the Executive or any member of the Executive’s family of any material personal profit at the expense of the Company without the prior written consent of the Company;
(d) willful material breach by the Executive of a provision of this Agreement or of the Company Policies (as defined in Article 17);
(e) intentional significant damage to the Company's property by the Executive;
(f) conduct by you that, in the good faith and reasonable determination of the Board, demonstrates gross unfitness to serve provided that in such event, the Company shall provide notice to you describing the nature of the gross unfitness and you shall thereafter have ten (10) days to cure such gross unfitness if such gross unfitness is capable of being cured.
The Company may not terminate your employment for Cause unless and until you receive a copy of a resolution duly adopted by the affirmative vote of at least a majority of the Board finding that in the good faith opinion of the Board that "Cause" exists and specifying the particulars thereof in reasonable detail.

“Good Reason” is defined as the occurrence of any of the following without the Executive’s express written consent:

(a)
an adverse change in the Executive’s position, titles, duties or responsibilities (including new, additional or changed formal or informal reporting responsibilities) or any failure to re-elect or re-appoint him to any such positions, titles, duties or offices, in each case as in effect as of the date one month from the date of this Amendment, except in connection with the termination of his employment for Cause;

(b)
a reduction by the Company of the Executive’s Base Salary except to the extent that the annual base salaries of all other executive officers of the Company are similarly reduced or any change in the basis upon which the Executive’s annual compensation is determined or paid if the change is or will be adverse to the Executive except that an award of any annual performance bonuses (including the Bonus) by the Company’s Compensation Committee (and approved by the Board) are discretionary and in no instance shall be considered adverse to Executive if such performance bonus is reduced from a prior year or if an annual performance bonus is not paid;

(c)	a Change in Control (as defined below) of the Company occurs; or

(d)	any breach by the Company of any material provision of this Agreement.

A “Change in Control” is defined as:
(a) a dissolution, liquidation or sale of all or substantially all of the assets of the Company;

(b) a merger or consolidation in which the Company is not the surviving corporation;
(c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or
(d) the acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or any affiliate of the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors.

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